UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 29, 2010

SKECHERS U.S.A., INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14429	95-4376145
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

228 Manhattan Beach Boulevard, Manhattan Beach, California		90266
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(310) 318-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Master Agreement and Equipment Security Note

On December 29, 2010, the Company entered into a Master Loan and Security Agreement (the "Master Agreement"), by and between the Company and Banc of America Leasing & Capital, LLC, and an Equipment Security Note (together with the Master Agreement, the "Loan Documents"), by and among the Company, Banc of America Leasing & Capital, LLC, and Bank of Utah, as agent ("Agent").

The Company intends to use the proceeds from the Loan Documents to refinance certain equipment already purchased and to purchase new equipment for use in the Company's distribution facility.

Form of Loans and Borrowing Limits

Borrowings made pursuant to the Master Agreement may be in the form of one or more equipment security notes (each a "Note," and, collectively, the "Notes") up to a maximum limit of $80.0 million and each for a term of 60 months. The Note entered into on the same date as the Master Agreement represents a borrowing of approximately $39.2 million.

Interest

Interest will accrue at a fixed rate of 3.54% per annum on the entire principal amount of the Note entered into on the same date as the Master Agreement.

Fees

A fee of $750,000 was paid on December 10, 2010 for the commitment by Banc of America Leasing & Capital, LLC to underwrite the loan.

Security

To secure the punctual payment and performance of the Company's obligations under each Note, the Company grants to Agent a continuing security interest in all of the Company's right, title and interest in and to all equipment (as such term is defined in the UCC) now or hereafter comprising or used in connection with the distribution facility, together with: (i) all parts, attachments, accessories and accessions to, substitutions and replacements for, each item thereof; (ii) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition thereof to third parties, or otherwise resulting from the possession, use or operation of any thereof by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; (iii) all insurance, warranty and other claims against third parties with respect to any thereof; (iv) all software specifically and exclusively used in the operation of the equipment; (v) proceeds of all of the foregoing, including insurance proceeds and any proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and (vi) all books and records regarding the foregoing, in each case, then existing or thereafter arising.

Events of Default

The Loan Documents provide for customary events of default with corresponding grace periods, including payment defaults, failure to maintain insurance, cross defaults with certain other indebtedness to third parties and bankruptcy events. In the case of a continuing event of default, the lenders may, among other remedies, accelerate the payment of all obligations due from the Company and declare the prepayment amount due and payable, and take possession of the equipment, charge the Company the default rate of interest on all then outstanding or thereafter incurred obligations.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Master Agreement and Equipment Security Note included as Exhibits 10.1 and 10.2 to this filing. Exhibits 10.1 and 10.2 are incorporated by reference into this Item 1.01.

Certain of the lenders party to the Loan Documents, and their respective affiliates, have performed, and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained under the heading "Master Agreement and Equipment Security Note" in Item 1.01 is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

10.1 Master Loan and Security Agreement, dated December 29, 2010, by and between the Registrant and Banc of America Leasing & Capital, LLC.

10.2 Equipment Security Note, dated December 29, 2010, by and among the Registrant, Banc of America Leasing & Capital, LLC, and Bank of Utah, as agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKECHERS U.S.A., INC.

January 4, 2011	By:	/s/ David Weinberg

Name: David Weinberg
Title: Chief Operating Officer

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Exhibit Index

Exhibit No.	Description

10.1	Master Loan and Security Agreement, dated December 29, 2010, by and between the Registrant and Banc of America Leasing & Capital, LLC.
10.2	Equipment Security Note, dated December 29, 2010, by and among the Registrant, Banc of America Leasing & Capital, LLC, and Bank of Utah, as agent